Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated November 17, 2010
Relating to Preliminary Prospectus Supplement dated November 17, 2010
Registration Statement No. 333-161697
Final Term Sheet
Dated November 17, 2010
2.125% Notes due April 15, 2016

Issuer:	Lowe’s Companies, Inc.

Ratings*:	A1 (Moody’s) / A (S&P)

Long-Term Debt Ratings*:	A1 (Moody’s) / A (S&P) / A (Fitch)

Aggregate Principal Amount Offered:	$475,000,000

Maturity Date:	April 15, 2016

Trade Date:	November 17, 2010

Settlement Date (T+3):	November 22, 2010

Coupon (Interest Rate):	2.125% per annum

Interest Payment Dates:	April 15 and October 15 of each year, beginning April 15, 2011

Benchmark Treasury:	UST 1.25% due October 31, 2015

Benchmark Treasury Price / Yield:	99-00 3/4 / 1.455%

Spread to Benchmark Treasury:	0.68% (68 basis points)

Yield to Maturity:	2.135%

Public Offering Price:	99.95% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$473,100,000

Make Whole Call:	T+ 10 basis points (before one month prior to the maturity date)

Par Call:	On or after one month prior to the maturity date

CUSIP / ISIN:	548661 CS4 / US548661CS46

Joint Book-Running Managers:	Wells Fargo Securities, LLC U.S. Bancorp Investments, Inc.

Co-Managers:	J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith
                   Incorporated
SunTrust Robinson Humphrey, Inc.
Barclays Capital Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
BMO Capital Markets Corp.
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Fifth Third Securities, Inc.
HSBC Securities (USA) Inc.
Mitsubishi UFJ Securities (USA), Inc.
Morgan Keegan & Company, Inc.
PNC Capital Markets LLC
The Williams Capital Group, L.P.
Blaylock Robert Van, LLC
*Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

3.75% Notes due April 15, 2021

Issuer:	Lowe’s Companies, Inc.

Ratings*:	A1 (Moody’s) / A (S&P)

Long-Term Debt Ratings*:	A1 (Moody’s) / A (S&P) / A (Fitch)

Aggregate Principal Amount Offered:	$525,000,000

Maturity Date:	April 15, 2021

Trade Date:	November 17, 2010

Settlement Date (T+3):	November 22, 2010

Coupon (Interest Rate):	3.75% per annum

Interest Payment Dates:	April 15 and October 15 of each year, beginning April 15, 2011

Benchmark Treasury:	UST 2.625% due November 15, 2020

Benchmark Treasury Price / Yield:	97-27 / 2.875%

Spread to Benchmark Treasury:	0.88% (88 basis points)

Yield to Maturity:	3.755%

Public Offering Price:	99.96% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$522,427,500

Make Whole Call:	T+ 15 basis points (before three months prior to the maturity date)

Par Call:	On or after three months prior to the maturity date

CUSIP / ISIN:	548661 CT2 / US548661CT29

Joint Book-Running Managers:	Wells Fargo Securities, LLC
U.S. Bancorp Investments, Inc.

Co-Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
                   Incorporated
SunTrust Robinson Humphrey, Inc.
Barclays Capital Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
BMO Capital Markets Corp.
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.
HSBC Securities (USA) Inc.
Mitsubishi UFJ Securities (USA), Inc.
Morgan Keegan & Company, Inc.
PNC Capital Markets LLC
The Williams Capital Group, L.P.
Blaylock Robert Van, LLC
*Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-326-5897 or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.